Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-4 of HomeTrust Bancshares, Inc. of our report dated March 13, 2026 on the 2025 consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2025, appearing in the Annual Report on Form 10-K of HomeTrust Bancshares, Inc. for the year ended December 31, 2025, and to the reference to us under the heading "Experts" in the joint proxy statement/prospectus included in this Registration Statement.

/s/ Crowe LLP

Atlanta, Georgia

October 29, 2026